Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 25, 2011

BY AND AMONG

PARADIGM HOLDINGS, INC.,

CACI, INC. –FEDERAL,

AND

CACI NEWCO CORPORATION

-i-

TABLE OF CONTENTS
(cont.)

-ii-

TABLE OF CONTENTS
(cont.)

		Page

9.8	Counterparts	50
9.9	Parties In Interest	50
9.10	Severability	50
9.11	Waiver of Trial by Jury	50

Exhibit A	Definitions
Exhibits B-1 – B-4	Non-Compete Agreements
Exhibits C-1 – C-4	Employment Agreements
Exhibit D	Preferred Stock, Warrant and Note Termination Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2011 (this “Agreement”) is by and among CACI, INC.—FEDERAL, a Delaware corporation (“Parent”); CACI Newco Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Paradigm Holdings, Inc., a Nevada corporation (the “Company”).  Certain definitions of capitalized terms used in this Agreement but not otherwise defined herein are set forth in Exhibit A hereto.

RECITALS

A.           The board of directors of the Company (the “Company Board”) and the board of directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to enter into the business combination transaction described herein, and have approved the acquisition of the Company by Merger Sub through the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement;

B.           The Transaction Committee, the Company Board and the boards of directors of Parent and Merger Sub have approved and declared the advisability of this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share outstanding immediately prior to the Effective Time, other than Shares owned directly or indirectly by Parent or Merger Sub and Dissenting Shares, will be converted into the right to receive the applicable Merger Consideration for such Share;

C.           The Company Board acting upon a unanimous recommendation of the Transaction Committee has approved, adopted and declared advisable this Agreement and the Merger and has resolved to recommend that the holders of Shares approve the Merger;

D.           Immediately following execution of this Agreement, the Company and the Company Board will seek approval of the Merger by the holders of all of the outstanding Preferred Shares and certain other holders of Common Shares and Company Stock-Based Securities (collectively, the “Significant Stockholders”);

E.           The Significant Stockholders collectively have the power to vote all of the outstanding shares of Preferred Stock and  25,989,754 shares of Common Stock, which shares constitute the majority of the total voting power of the outstanding Shares;

F.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Significant Stockholders has entered into a Stockholder Support Agreement (each, a “Support Agreement”) with Parent and the Company, pursuant to which each such holder has, upon the terms and conditions set forth in such Support Agreement, agreed to, among other things, consent to the Merger and the other transactions contemplated by this Agreement;

G.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Key Employees have entered into the Non-Compete Agreements with Parent attached hereto as Exhibits B-1 through B-4 and the Employment Agreements with Parent attached hereto as Exhibits C-1 through C-4, which Employment Agreements will terminate any and all employment agreements or similar arrangements between the Key Employees and the Company or its Subsidiaries as of immediately prior to the Closing;

H.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s, Merger Sub’s and the Company’s willingness to enter into this Agreement, the holders of all of the outstanding Preferred Shares, Class A Warrants, Class B Warrants and Senior Notes (the “Preferred Holders”) have entered into a Preferred Stock, Warrant and Note Termination Agreement with the Company and Parent in the form attached hereto as Exhibit D (the “Termination Agreement”), pursuant to which such securities will be canceled and terminated in exchange for the consideration set forth therein; and

I.             It is intended that Parent will be treated as the acquiring entity for accounting purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date, articles of merger for the Merger (the “Articles of Merger”) reasonably acceptable to the Company, Parent and Merger Sub, respectively, shall be executed and thereafter delivered to the Secretary of State of the State of Nevada for filing as provided for in the Nevada Revised Statutes (the “NRS”) on the Closing Date.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later time provided in the Articles of Merger (the “Effective Time”).

(b)           On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the requirements of the NRS, whereupon the separate existence of Merger Sub shall cease.  The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation”. The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NRS.

1.2           Closing.  Unless another time or date is agreed to in writing by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the first date which is (a) (i) the first Business Day of a calendar month or (ii) the first Business Day of a calendar month on or after the fifteenth day of such calendar month and (b) on which all of the conditions set forth in Article 7 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, provided such conditions are then capable of being satisfied on the Closing Date) are satisfied or waived (to the extent permitted by applicable law).  For example, the following dates in 2011 would be available as Closing Dates defined by clause (a) under this Section 1.2:  September 1, September 15, October 3, October 17, November 1, November 15, December 1 and December 15.  The Closing shall be held at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another place is agreed to in writing by the parties hereto.  The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”.

1.3           Effects of the Merger.  The Merger shall have the effects specified in this Agreement and set forth in the NRS with respect to the merger of domestic corporations.

1.4           Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 2
THE SURVIVING CORPORATION

2.1           Articles of Incorporation.  The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the NRS.

2.2           Bylaws.  The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the articles of incorporation of the Surviving Corporation and the NRS.

2.3           Directors and Officers.  The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE 3
EFFECT OF THE MERGER

3.1           Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(a)           Each Common Share issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Section 3.1(c) and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Aggregate Common Merger Consideration divided by the number of Common Shares issued and outstanding immediately prior to the Effective Time (the “Common Merger Consideration”), without interest.  The Common Merger Consideration is estimated on the date hereof to be equal to $0.2913 per share.  All such Common Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock, except the right to receive the Common Merger Consideration therefor, without interest and subject to applicable withholding tax, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2.

(b)           Each Preferred Share or fraction thereof issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Section 3.1(c) and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Preferred Share Merger Consideration.  All such Preferred Shares and fractions thereof, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such Preferred Shares or fraction thereof,  shall cease to have any rights with respect thereto, except the right to receive the Preferred Share Merger Consideration therefor, without interest and subject to applicable withholding tax, upon the surrender of such certificate in compliance with Section 3.2(d).

(c)           Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any subsidiary of Parent or the Company, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d)           The Aggregate Common Merger Consideration shall equal the amount determined by subtracting (i) the aggregate Preferred Share Merger Consideration, (ii) the aggregate Senior Note Merger Consideration, (iii) the aggregate amount to which the holders of all of the Company Stock-Based Securities are entitled pursuant to Section 3.4, (iv) the aggregate amount of Company Transaction Expenses that are unpaid at the Effective Time, and (v) the aggregate amount of outstanding Company Debt (excluding the Senior Notes) at the Effective Time, from the sum of (A) $61.5 million and (B) the aggregate amount of Closing Cash.  For the avoidance of doubt, all amounts withheld for Taxes with respect to Preferred Shares, Senior Notes and Company Stock-Based Securities in accordance with Sections 3.1 and 3.2 shall be deemed to be Preferred Share Merger Consideration, Senior Note Merger Consideration and amounts to which holders of Company Stock-Based Securities are entitled, as applicable.  The Merger Consideration will be determined algebraically or iteratively to the nearest one-hundredth of a cent.

(e)           The Company shall prepare and deliver to Parent and the Preferred Holders, on or before a date not less than two (2) Business Days prior to the Closing Date, a certificate signed by the Company’s chief executive officer and chief financial officer (the “Preliminary Merger Consideration Certificate”) setting forth (i) the identity of each holder of Company Debt that is anticipated to be outstanding immediately prior to the Closing, the amount estimated to be required to discharge in full such Company Debt at the Closing and wire transfer instructions for each such holder; (ii) the amount of Closing Cash anticipated at the Closing; (iii) each payee of any portion of the Company Transaction Expenses anticipated to be unpaid at the Closing and the amount estimated to be required to discharge in full such Company Transaction Expenses at the Closing, and setting forth wire transfer instructions for each such payee; and (iv) the Company’s estimated calculations, in reasonable detail, of (A) the Common Merger Consideration, (B) the Preferred Share Merger Consideration, (C) the Senior Note Merger Consideration and (D) the Preferred Warrant Merger Consideration and (E) the amounts payable to each holder of other Company Stock-Based Securities, in each case, in accordance with the terms of this Agreement and the Termination Agreement.  At the Closing, the Company shall prepare and deliver to Parent and the Preferred Holders a Certificate signed by the Company’s chief executive officer and chief financial officer (the “Merger Consideration Certificate”) updating as necessary the information in the Preliminary Merger Consideration Certificate to reflect such information at the Effective Time.  The Company, Parent and the Preferred Holders shall discuss and each approve the contents of such Merger Consideration Certificate (as the Merger Consideration Certificate may be so adjusted, the “Final Merger Consideration Certificate”) and acknowledge such approval in a writing signed by each of the Preferred Holders, the Company and Parent.  On the Closing Date, Parent shall pay or cause to be paid the amounts of Company Debt and Company Transaction Expenses stated to be outstanding immediately prior to the Closing in accordance with the Final Merger Consideration Certificate.  The calculations set forth in the Final Merger Consideration Certificate of the (A) the Common Merger Consideration, (B) the Preferred Share Merger Consideration, (C) the Senior Note Merger Consideration, (D) the Preferred Warrant Merger Consideration and (E) the amounts payable to each holder of other Company Stock-Based Securities will be binding and will be used for all purposes of this Agreement and the Termination Agreement.

(f)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

3.2           Exchange of Certificates and Common Merger Consideration.

(a)           No later than the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Common Shares, the cash required to make payments in respect of the Common Merger Consideration as required by this Article 3 (such aggregate cash as deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent will, pursuant to irrevocable instructions, deliver the cash payments contemplated to be issued pursuant to Section 3.1 and 3.4 out of the Exchange Fund.  The Exchange Fund will not be used for any other purpose.

(b)           Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Common Shares were converted into the right to receive the Common Merger Consideration pursuant to Section 3.1(a), (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon actual delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Common Merger Consideration to which such holder thereof is entitled.  Upon surrender of Certificates or Book-Entry Shares for cancellation to the Exchange Agent, together with a duly completed and executed Letter of Transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor from the Exchange Fund the Common Merger Consideration for each Common Share formerly evidenced thereby, in accordance with Section 3.1(a), and the Certificates or Book-Entry Shares so surrendered shall be canceled.  Until surrendered as provided in this Section 3.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Merger Consideration for each Common Share evidenced thereby.  No interest will be paid or accrue on any amounts payable upon surrender of any Certificate or Book-Entry Share.  If any Common Merger Consideration is to be paid to a Person other than a Person in whose name the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Common Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c)           Any portion of the Exchange Fund that remains undistributed to the record holders of Common Shares for six (6) months after the Effective Time will be delivered to Parent, and any holders of Common Shares who have not theretofore complied with this Article 3 will thereafter look only to Parent for payments in respect of the applicable Merger Consideration payable pursuant to this Agreement, without any interest thereon.  Any portion of the Exchange Fund remaining unclaimed by holders of Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)           Pursuant to the Termination Agreement, at the Effective Time, the outstanding Preferred Shares held by the Preferred Holders will be cancelled and Parent shall, upon delivery to the Parent of the certificates that immediately prior to the Effective Time evidenced outstanding Preferred Shares and a completed Form W-9 relating thereto, pay to the holders of the Preferred Shares by wire transfer of immediately available funds to an account designated in writing at least two (2) Business Days prior to the Closing Date by each such holder cash in an amount equal to the Preferred Share Merger Consideration for each Preferred Share held by such holder.

(e)           All Merger Consideration paid upon exchange of the Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares so exchanged.

(f)           None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Shares (or instruments for the Company Stock-Based Securities) shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any of the Merger Consideration would otherwise escheat or become the property of any Governmental Entity), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of Parent, free and clear of all claims or interest on any Person previously entitled thereto.

(g)           Each of the Surviving Corporation, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any record holder of Shares or holders of other Company Stock-Based Securities or Senior Notes such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including excise taxes pursuant to Section 280G of the Code that apply if the Company’s stock is deemed to be “readily tradable.”.  To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock-Based Securities or Senior Notes, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.  Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent or the Surviving Corporation to the appropriate Governmental Entity on a timely basis.

(h)           If any Certificate or certificate for Preferred Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it or Parent with respect to such certificate, (i) in the case of Common Shares, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Common Merger Consideration payable with respect to the Common Shares evidenced by such Certificate, without any interest thereon, and (ii) in the case of Preferred Shares, Parent will issue in exchange for such lost, stolen or destroyed certificate the Preferred Share Merger Consideration payable with respect to the Preferred Shares evidenced by such certificate, without any interest thereon

3.3           Stock Transfer Books.  At and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to Section 3.1, without interest.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Common Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Common Merger Consideration in accordance with this Article 3.

3.4           Treatment of Company Stock-Based Securities and Senior Notes.

(a)           The Company shall take all actions necessary or appropriate to provide that each outstanding option to purchase shares of Common Stock (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its Subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Common Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Common Stock covered by such Company Stock Option as of immediately prior to the Effective Time.  Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.  The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 3.4(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Company Stock Option where no payment is required to be made under this Section 3.4(a) because such payment amount would be equal to or less than zero, such Company Stock Option will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.  The Company shall take all actions necessary or appropriate to provide that, upon the Effective Time, (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated, and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

(b)           Parent and Merger Sub acknowledge that all issued and outstanding Company Restricted Shares shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time, and the Company will take all necessary or appropriate action, including obtaining any required consents or amendments to the Company’s equity incentive plan, to permit holders of outstanding Company Restricted Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Common Shares.

(c)           The Company shall take all actions necessary or appropriate to provide that each outstanding Company SAR which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company SAR equal to the product of (i) the excess, if any, of (x) the Common Merger Consideration over (y) the per share exercise price of such Company SAR, multiplied by (ii) the number of shares of Common Stock with respect to which such Company SAR is exercisable as of the Effective Time.  Such cash payment shall be subject to and reduced by all Taxes to be withheld in respect of such payment, including excise taxes pursuant to Section 280G of the Code that apply if the Company’s stock is deemed to be “readily tradable”.  The surrender of a Company SAR in exchange for the consideration contemplated by this Section 3.4(c) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(d)           Pursuant to the Termination Agreement, at the Effective Time, the outstanding Class A Warrants and Class B Warrants held by the Preferred Holders will be cancelled and Parent shall pay to the holders of the Class A Warrants and the Class B Warrants the Class A Preferred Warrant Merger Consideration and the Class B Preferred Warrant Merger Consideration, respectively.  Such payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.

(e)           The Company will take such actions (including obtaining any required consents) as may be required or appropriate to provide that each of the Other Company Warrants issued and outstanding at the Effective Time other than those owned by Parent, Merger Sub or any other subsidiary of Parent, will, at the Effective Time, be deemed to be exercised effective as of immediately prior to the Effective Time, for cash, but with such cash paid via the Common Merger Consideration payable to the holders thereof (which, for the avoidance of doubt, is subject to and reduced by all applicable Taxes to be withheld in respect of such payment).  Such deemed exercise of an Other Company Warrant as contemplated by this Section 3.4(e) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Other Company Warrant that has an exercise price less than the Common Merger Consideration, such Other Company Warrant will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.  Other Company Warrants owned by Parent, Merger Sub or any other subsidiary of Parent at the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(f)           Pursuant to the Termination Agreement, at the Effective Time, the outstanding Senior Notes held by the Preferred Holders will be cancelled and the Company shall, upon surrender of the Senior Notes to the Parent, pay to the holders of the Senior Notes by wire transfer of immediately available funds to an account designated in writing at least two (2) Business Days prior to the Closing Date by each such holder cash in an amount equal to the Senior Note Merger Consideration.  Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.  The surrender of a Senior Note in exchange for the Senior Note Merger Consideration shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(g)           No later than the Effective Time, Parent will deposit, or cause to be deposited, with the Company an amount in cash equal to the aggregate amount of consideration to be paid to the holders of Company Stock Options and Company SARs pursuant to this Section 3.4, and the holder of each such Company Stock Option and Company SAR shall be entitled to receive from the Surviving Corporation as of the Effective Time or as soon as practical thereafter (but in no event later than five (5) days after the Effective Time), cash, without interest, equal to the amount to which such holder is entitled pursuant to this Section 3.4.

(h)           No later than the Effective Time, Parent will deposit, or cause to be deposited, with the Company an amount in cash equal to the aggregate amount of consideration to be paid to the holders of Other Company Warrants pursuant to this Section 3.4.  Promptly after the Effective Time, the Surviving Corporation shall mail to the holders of the Other Company Warrants (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such securities shall pass, only upon actual delivery of such securities to the Surviving Corporation and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of such securities in exchange for the applicable consideration to which the holder of such securities is entitled pursuant to this Section 3.4.  Upon surrender of the Other Company Warrants for cancellation to the Surviving Corporation, together with a duly completed and executed letter of transmittal and such other documents as the Surviving Corporation shall reasonably require, the holder of record of such securities shall be entitled to receive in exchange therefor from the Surviving Corporation the applicable consideration to which the holder of such securities is entitled pursuant to this Section 3.4, and the Other Company Warrants so surrendered shall be canceled.  Until surrendered as provided in this Section 3.4, each Other Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable consideration to which the holder of such securities is entitled pursuant to this Section 3.4.

(i)           Prior to the Effective Time, the Company and the Company Board, as applicable, shall adopt such resolutions and take all such steps as are required or appropriate to effectuate the transactions contemplated by this Section 3.4 and, consistent with the interpretive guidance of the SEC, to ensure that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Common Stock or other securities of the Company pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act under Rule 16b-3 of the Exchange Act.

3.5           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly perfected a demand for appraisal rights for such Shares in accordance with the requirements of NRS 92A.380 (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the relevant Merger Consideration. The holders of Dissenting Shares shall be entitled to only such rights as are granted by the NRS, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the relevant Merger Consideration, as set forth in Section 3.2, without any interest thereon.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and attempted withdrawals of such demands, and any other instruments or documents served pursuant to the NRS and received by the Company with respect to such demands, and the Company shall give Parent the opportunity to direct all negotiations and proceedings which take place prior to the Effective Time with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.  Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of NRS 92A.380 will receive payment thereof from the Surviving Corporation and as of the Effective Time such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in (i) a registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2010 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and prior to the date hereof (other than any disclosures under the captions “Risk Factors” or “Forward Looking Statements,” but it being agreed that the exception set forth in this clause (i) shall not be applicable to Sections 4.2 or 4.3), or (ii) the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent from the face of such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Material Adverse Effect) the Company represents and warrants to Parent and Merger Sub:

4.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  True, accurate and complete copies of the Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to Parent.  The Company is not in violation of any provision of the Articles of Incorporation or Bylaws.

4.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 260,000,000 shares, of which 250,000,000 shares are designated Common Stock and 10,000,000 shares are designated preferred stock, par value $0.01 per share, with 6,206 shares of such preferred stock designated as Preferred Stock.  As of the date hereof, 33,815,518 shares of Common Stock and 5,989.484 shares of Preferred Stock, were issued and outstanding, and 13,848,183 shares of Common Stock and no shares of Preferred Stock were held in treasury.  All of such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.  Except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, no issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company or entitled to any preemptive right, right of participation, right of maintenance or any similar right.

(b)           Except as disclosed in Section 4.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock.  There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting or registration of any shares of the Company’s capital stock.  There is no Company Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of the Company’s capital stock.  Section 4.2(b) of the Company Disclosure Schedule sets forth the number of shares of Common Stock issuable, as of the date of this Agreement, upon (i) the exercise of outstanding Company Stock Options, (ii) the exercise of outstanding Company Warrants, (iii) the vesting of outstanding restricted stock awards (the “Company Restricted Shares”) and (iv) the exercise of the Company SARs.  The Company Stock Options, Company Warrants, Company Restricted Shares and Company SARs are collectively referred to as “Company Stock-Based Securities”.  All shares of Common Stock issuable upon exercise of Company Stock Options or other Company Stock-Based Securities have been duly reserved for issuance by the Company, and upon issuance of such shares of Common Stock in accordance with the terms of the applicable Company Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive or similar rights.

(c)           Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all record holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting), held by each such record holder, (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities, (iii) the particular Company Plan  pursuant to which such Company Stock-Based Security was granted or issued, (iv) the applicable vesting schedule, and the extent to which such Company Stock-Based Security is vested and exercisable, as applicable; (v) with respect to Company Stock Options, whether such Company Stock Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (vi) whether the vesting of such Company Stock-Based Security, as applicable, would be accelerated, in whole or in part, as a result of the Merger or any of the other transactions contemplated by this Agreement, alone or in combination with any termination of employment or other event; and (vii) whether the vesting of such Company Stock-Based Security, as applicable, would be accelerated, in whole or in part, as a result of any termination of employment. The Company has made available to Parent accurate and complete copies of all agreements evidencing Company Stock-Based Securities (and all relevant Company Plans), in each case as in effect on the date hereof, including all amendments thereto.

(d)           As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any equity securities of any Company Subsidiary.

(e)           Other than dividends with respect to Preferred Stock pursuant to the Articles of Incorporation, the Company Board has not declared any dividend or distribution with respect to the Company’s capital stock, the record or payment date for which is on or after the date of this Agreement.

(f)           Each Company Stock Option intended to qualify as an “incentive stock option” under the Code so qualifies.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the applicable Company Plan, the Exchange Act and all other applicable laws; (iii) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Reports in accordance with the Exchange Act and all other applicable laws.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(g)           Except as set forth on Section 4.2(g) of the Company Disclosure Schedule, all outstanding shares of the Company’s capital stock, all outstanding Company Stock-Based Securities and all outstanding shares of the capital stock and other securities of the Subsidiaries of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable laws; and (ii) all requirements set forth in applicable Contracts.

4.3           Subsidiaries.

(a)           For each Subsidiary of the Company, Section 4.3(a) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, and each jurisdiction such Subsidiary is qualified to do business.

(b)           Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or limited liability powers, except where failure to be so incorporated or organized, validly existing or in good standing, or to have such corporate or limited liability powers would not have a Material Adverse Effect.  Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have a Material Adverse Effect.  Other than its Subsidiaries  and except as disclosed in Section 4.3(b) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated, and neither the Company nor any of its Subsidiaries has entered into any commitments, arrangement or other Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any other Person.  True, accurate and complete copies of the charter and other organizational documents of each Subsidiary of the Company, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to Parent. No Subsidiary of the Company is in violation of any provision of the charter or any other organizational document of such Subsidiary.

(c)           All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights, and are owned by the Company, directly or indirectly, free and clear of any Lien other than Liens specified in the organizational documents of such Subsidiary and other than any restrictions imposed under the Securities Act.  Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries or (iii) subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries.

4.4           Authority; Non-Contravention; Approval.

(a)           The Company has full corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the Company Stockholder Approval and the Required Statutory Approvals, to consummate the Merger and the other transactions contemplated by this Agreement.  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           Except as set forth on Section 4.4(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of the Company or any of its Subsidiaries or any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company or any of its Subsidiaries, (B) any law or Permit of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the Required Statutory Approvals, or (C) any Company Contract or Government Contract.

(c)           Except as set forth on Section 4.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or state securities or “blue sky” laws, (ii) the Required Statutory Approvals, (iii) the filing with the SEC of an information statement with respect to the Company Stockholder Approval (together with any amendments or supplements thereto and any other required materials, the “Information Statement”), or (iv) the filing of the appropriate merger documents as required by the NRS.

(d)           The Company Board (at a meeting duly called and held) and acting upon a unanimous recommendation of the Transaction Committee has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) unanimously recommended the approval of the Merger by the holders of the Shares and directed that this Agreement, the Merger and the other transactions contemplated by this Agreement (as applicable) be submitted for approval by the Company’s stockholders.  The affirmative vote of the holders of a majority of the total voting power of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s equity securities necessary to approve the Merger.

4.5           SEC Matters.

(a)           The Company has timely filed, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “Company Reports”).  As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments.  The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.6           Absence of Undisclosed Liabilities.  The Company did not have at December 31, 2010, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except (i) to the extent such liabilities or obligations are disclosed in the Company Reports filed with the SEC prior to the date hereof, (ii) such liabilities that have been discharged or paid in full prior to the date hereof, (iii) liabilities and obligations disclosed in Section 4.6 of the Company Disclosure Schedule, or (iv) such liabilities or obligations that were incurred after December 31, 2010 in the ordinary course of business and consistent with past practices.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any balance sheet partnership, join venture or any similar arrangements (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

4.7           Absence of Certain Changes or Events.  Except as disclosed in the Company Reports or as set forth in Section 4.7 of the Company Disclosure Schedule, since December 31, 2010, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action or committed or agreed to take any action that would be prohibited by Sections 6.2(a) through and including 6.2(m), inclusive, or Section 6.2(o) if such action were taken on or after the date hereof without Parent’s consent.

4.8           Litigation.  There are no Actions pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is subject to any Order which would, individually or in the aggregate, have a Material Adverse Effect.

4.9           No Violation of Law.  Except as set forth on Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or since January 1, 2008 has been, in violation of or has been given notice or been charged with any violation of, any law or Order.

4.10           Permits.  The Company and its Subsidiaries have and have made available to Parent all permits, licenses, registrations, approvals, clearances and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, would not have a Material Adverse Effect.  Since January 1, 2008, neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice.

4.11           Compliance with Agreements.  Except as disclosed in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Material Contract, and the Company has not received any written notice of any such breach, violation, default or event.  To the knowledge of the Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract.

4.12           Taxes.   All United States federal Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all taxable periods (or portions thereof) ending on or before the Closing Date have been duly and timely filed (taking into account any extension of time within which to file).  All such Tax Returns were prepared in the manner required by applicable law and are true, correct, and complete in all material respects.  All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return have been or will be timely paid, or in the case of material Taxes not yet due and payable, sufficient reserve for the payment of all such material Taxes (without regard to deferred tax assets and deferred tax liabilities) is reflected in the balance sheet included in the Company Reports.  There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for liens for real and personal property Taxes not yet due and payable.  No material written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No audit or administrative or judicial Tax proceeding is pending or being conducted, or has been conducted within the last five (5) years, with respect to the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any Governmental Entity on the other hand with respect to material Taxes.  None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns filed prior to the date hereof for 2008, 2009 and 2010 and for all other open years.  Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending before any Governmental Entity.  Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any taxable period.  Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.  Neither the Company nor any of its Subsidiaries has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.  Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.  None of the indebtedness of the Company or any of its Subsidiaries constitutes “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or an “applicable high yield discount obligation” under Section 163(i) of the Code.  The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.  Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

4.13         Employee Benefit Plans; ERISA.

(a)           Section 4.13(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice or policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any amount or under which the Company or a Subsidiary of the Company has any liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA, that is sponsored or maintained by the Company or a Subsidiary of the Company, or under which the Company or a Subsidiary has any liability (collectively, the “Company Plans”).  Section 4.13(a) of the Company Disclosure Schedule identifies the Company Plans pursuant to which Company Stock Options may be granted.

(b)           The Company has delivered or made available to Parent, with respect to each Company Plan to the extent applicable: (i) a current, complete and accurate copy of the plan document (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing; (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related schedules, exhibits and auditor’s reports; (iii) the most recent summary plan description and any summary of material modifications; (iv) the most recent actuarial report, financial statements and annual non-discrimination test results; (v) the most recent favorable determination or opinion letter received from the IRS, or a copy of the most recent determination letter application filed with the IRS, as applicable; and (vi) all material correspondence to or from any Governmental Entity with respect to the registration, maintenance or qualification of each such Company Plan, including, without limitation, any filings under the IRS’ Voluntary Correction Program or the United States Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(c)           Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, had any obligation to contribute to, or had any liability (including “withdrawal liability” as defined in ERISA Section 4201) under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iv) “multiple employer plan” within the meaning of Section 413(c) of the Code.  For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(d)           There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in material penalties, taxes, liabilities or indemnification obligations, and there has been no other event or breach of fiduciary duty with respect to any Company Plan that could result in any material liability for the Company or any ERISA Affiliate related to any excise Taxes under the Code or to any civil penalties under ERISA.

(e)           Each Company Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS, has pending an application for such a determination letter from the IRS or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the IRS declining to issue a favorable determination letter on a pending application.

(f)           Each Company Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all laws and Orders, including but not limited to ERISA and the Code.  No Company Plan is or was maintained or contributed to by the Company or a Subsidiary of the Company for the benefit of any officer, employee or director located outside of the United States, or is otherwise subject to the laws of any country (or political subdivision thereof) other than the United States.

(g)           Except as set forth on Section 4.13(g) of the Company Disclosure Schedule, the consummation of the Merger and the other transactions contemplated by this Agreement will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, discharge of indebtedness, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h)           Neither the Company nor any ERISA Affiliate has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i)           All contributions and other payments due from the Company or any Subsidiary with respect to each Company Plan have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(j)           There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Plan.

(k)           Each Person who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor for income and employment tax reporting and withholding purposes and for purposes of eligibility to participate in the Company Plans.

(l)           Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with all applicable laws, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

(m)           No current or former officer or employee of the Company or its Subsidiaries is entitled to receive severance payments or severance benefits under more than one Company Plan.  Section 4.13(m) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any Subsidiary of the Company.

(n)           Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in both form and operation with the requirements of Section 409A of the Code and the Treasury Regulations and IRS guidance promulgated thereunder, and no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.  Neither the Company nor any ERISA Affiliate has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.  All “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) granted under the Company Stock Option Plans or any other Company Plan or agreement have been issued with exercise prices of not less than fair market value for purposes of Section 409A of the Code (and the guidance issued thereunder), and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications, such that, the stock rights shall be exempt from Section 409A of the Code.

4.14         Labor; Employment Matters.

(a)           Neither the Company nor any Subsidiary of the Company is currently engaged in collective bargaining on behalf of any of their employees, is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company or its Subsidiaries.  The Company has not experienced any labor strike, dispute, slowdown or stoppage, material grievance, or any other material labor difficulty.  Neither the Company nor its Subsidiaries is the subject of any unfair labor practice charges filed with the National Labor Relations Board, is the subject of any state or U.S. Department of Labor investigation, or is the respondant to charges filed with the Equal Employment Opportunity Commission or a state equivalent. To the Company’s knowledge, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so.  The Company and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining, labor relations, equal employment opportunities, immigration, whistleblowing, employee leaves, employee privacy and off duty conduct, safety and health, workers’ compensation, and/or the payment of social security and similar Taxes.  No person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws, nor has any person or persons asserted that they have been misclassified under the Fair Labor Standards Act (“FLSA”) or state law equivalent.  During the past five years, the Company (i) has not laid off or terminated employees in numbers sufficient to trigger coverage under any federal or state Worker Adjustment Retraining Notification (“WARN”) statute and has no liabilities pursuant to WARN and (ii) is in compliance with the state and federal Occupational Safety and Health Act (“OSHA”), and the rules and regulations promulgated by the state and federal agencies charged with enforcing same, and has no liabilities pursuant to the state or federal OSHA statutes.

(b)           Section 4.14(b) of the Company Disclosure sets forth a list of all employees of the Company and its Subsidiaries as of the date hereof showing for each as of the date hereof the employee’s name, job title or description, whether they are exempt or non-exempt under the FLSA and applicable state law, salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of the Company) and also showing any bonus, commission or other remuneration other than salary paid during the Company’s last fiscal year.  Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with the Company or any Subsidiary for a specified length of time and each is employed “at will.”  Except as set forth on Section 4.14(b), the Company is not a party to any independent contractor agreement, consulting agreement or other similar type of contract under which services are provided to the Company or its Subsidiaries.

4.15         Real Estate.  Neither the Company nor any Subsidiary of the Company owns real property as of the date of this Agreement.  Section 4.15 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”).  The Company has delivered to Parent a true and complete copy of each of the Leases, including all amendments, nondisturbance agreements and other documents comprising Company’s obligations thereunder.  Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company or any Subsidiary is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises or Company’s rights or obligations under the Leases or with respect to the Leased Real Property.  To the Company’s knowledge, no breach or default exists under any of the Leases and no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term.  Section 4.15 of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company in order to confirm the terms and status of each of the Leases and to further confirm  that no breach or default or termination right will occur or exist under any of the Leases by reason of the consummation of the Merger and each of the Leases will continue in accordance with their existing terms following the Merger.

4.16         Environmental Matters.

(a)           The Company and its Subsidiaries have conducted their businesses in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted, and to Company’s knowledge no breach or default exists or has occurred under the terms of any Environmental Laws at any of the Leased Real Properties.  In the past seven (7) years, neither the Company nor any of its Subsidiaries have received any written notices, demand letters or written requests for information from any Governmental Entity stating or otherwise indicating that the Company or any of its Subsidiaries are or may be in violation of, or liable in any respect under, any Environmental Law, or that any violation of Environmental Laws exists at any Leased Real Property or under any of the Leases.  There are no, and have not been any, civil, criminal or administrative Action pending or, threatened in writing against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law.  Neither the Company nor any of its Subsidiaries nor their respective agents has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws, or in a manner that violates Environmental Laws.  There has been no Release of Hazardous Substances at any property currently operated by the Company or its Subsidiaries, nor has there been a Release of Hazardous Substances at any property formerly owned or operated by the Company or its Subsidiaries during the period of such ownership or operation.

(b)           To the knowledge of the Company, in the past seven (7) years there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.  Section 4.16(b) of the Company Disclosure Schedule sets forth all permits, licenses and other filings currently held by Company with respect to its business operations at the Leased Real Properties or otherwise, in each case, pertaining to the Company’s compliance with Environmental Laws, together with a listing of any consents or approvals required for the transfer of any such permits or licenses in connection with the consummation of the Merger.

4.17         Contracts and Commitments; Suppliers and Customers.

(a)           Except as disclosed in or attached as exhibits to the Company Reports and except for Classified Contracts, Section 4.17(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such agreement and contract, and each “material contract” filed as an exhibit to the Company Reports, a “Material Contract”):

(i)           any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involves more than $250,000, or relating to any interest rate, currency or commodity derivatives or hedging transactions;

(ii)            any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

(iii)           any indemnification agreements entered into by and between the Company and any director or officer of the Company (other than the Company’s Articles of Incorporation and Bylaws);

(iv)           any agreement for the acquisition, merger, sale or similar transactions involving any business of the Company or any of its Subsidiaries (A) for aggregate consideration under such agreement in excess of $250,000, and (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company that would reasonably be expected to result in payments in excess of $250,000;

(v)           any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees;

(vi)          any Contract that obligates the Company or its Subsidiaries to make any capital commitment or expenditure in excess of $250,000;

(vii)         any agreement which imposes on the Company or any of it Subsidiaries non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in the Government Contracts;

(viii)        any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision or that otherwise provides for compensation in any fiscal year that is equal to or greater than $250,000;

(ix)           any agreement which is performed (in whole or in part) outside of the United States, where a party that is a natural person to the agreement is not a United States citizen, or where the all or a portion of the agreement is subcontracted to a natural person that is not a United States citizen;

(x)            each Government Contract and Government Bid to which the Company or any of its Subsidiaries is a party;

(xi)           any other agreements to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $250,000 annually;

(xii)           any Contract (other than those described in clauses (i) - (xi) of this Section 4.17(a)) that is or would be required to be filed by the Company as a “Material Contract” with the SEC pursuant to Item 601(b)(iv) of Regulation S-K or disclosed by the Company in a Current Report on Form 8-K; and

(xiii)         Notwithstanding anything in this Section 4.17, the term “Material Contract” shall not include any agreement or arrangement that (i) is terminable upon ninety (90) days’ or less notice without a penalty or premium (other than a Government Contract or Government Bid), (ii) will be fully performed or satisfied or will expire as of or prior to Closing or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company’s Subsidiaries.

(b)           Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the knowledge of the Company and each Subsidiary, each other party thereto, and each Material Contract is in full force and effect.  Neither the Company nor any of its Subsidiaries has received notice from any other party to a Material Contract that such party intends to terminate or not renew such Material Contract.  Except as disclosed in Section 4.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract.

4.18         Intellectual Property Rights.

(a)           Section 4.18(a) of the Company Disclosure Schedule sets forth all United States and foreign Registered Intellectual Property Rights owned or licensed by the Company and its Subsidiaries, specifying as to each item, as applicable separately: (i) for Patents, a listing of the country of filing, inventor(s), owner(s), filing number, date of issue or filing expiration date and title of such Patent; (ii) for all registered trademarks, service marks, tradenames and applications for registration of any of the foregoing, a listing of the country of filing, owner, description of goods or services, registration or application number and date of issue; (iii) for all registered copyrights and applications for registrations of copyright, a listing of the country of filing, owner, filing number, date of issue and expiration date; (iv) for domain names, a listing of the domain name, current registrar, registrant and contact; (v) any Registered Intellectual Property Rights that are non-exclusive to the Company or its Subsidiaries; and (vi) any assignor or assignee, if applicable.  All necessary registration, maintenance and renewal fees that have become due in connection with the Registered Intellectual Property Rights owned by the Company have been paid and all necessary documents and articles in connection therewith have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Registered Intellectual Property Rights.  Without limiting the foregoing, there are no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered Intellectual Property Rights owned by the Company invalid or unenforceable, or that would adversely effect any pending application for any Registered Intellectual Property Rights owned by the Company, and there has been no misrepresentation or failure to disclose, any fact or circumstance in any application for any Registered Intellectual Property Right owned by the Company that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Right.

(b)           Section 4.18(b) of the Company Disclosure Schedule sets forth all Company Intellectual Property Rights, Registered Intellectual Property Rights and Licensed Intellectual Property Rights other than Trade Secrets and other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed.

(c)           Section 4.18(c) of the Company Disclosure Schedule sets forth all Licensed Intellectual Property Rights (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed).  To the knowledge of the Company and its Subsidiaries, the Licensed Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and are valid and enforceable.  Each agreement entered into by the Company or any of its Subsidiaries with respect to Licensed Intellectual Property Rights (a “License Agreement”) is valid and binding on all parties thereto and enforceable in accordance with its terms.  The Company and its Subsidiaries are in compliance with, and have not breached any term of any such License Agreement and, to their knowledge, all other parties to any License Agreement are in compliance with, and have not breached any term of, such License Agreement.  Following the Effective Date, the Surviving Corporation or its Subsidiaries, as the case may be, will be permitted to exercise all of the rights of the Company and its Subsidiaries under such License Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated hereby not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.  No contract relating to any Company Intellectual Property Rights contains any restrictions on the direct or indirect transfer of any license, or any interest therein, held by the Company in respect of the Intellectual Property Rights.  No approval or consent of any person or entity is needed so that the interest of the Company in the Intellectual Property Rights shall continue to be in full force and effect following the transactions contemplated by this Agreement, and the Company is not subject to any instrument, restriction, or agreement which would be violated or breached by the consummation of the transactions contemplated by this Agreement.

(d)           The Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other permission to, all of the Company Intellectual Property Rights, without obligation to pay any royalty, material license fee, or other consideration.  No Action (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator, is pending or is threatened in writing by any third Person, in which the Company or any of its Subsidiaries is a party with respect to any Company Intellectual Property Rights or Licensed Intellectual Property Rights (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person, and there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding Order or dispute involving any third Person’s Intellectual Property Rights.  To the knowledge of the Company and its Subsidiaries, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property Rights and neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remain unresolved.

(e)           Except as set forth on Section 4.18(e) of the Company Disclosure Schedule, the Company has made commercially reasonable efforts to maintain and protect the Company Intellectual Property Rights.  Without limiting the preceding sentence, the Company has implemented a policy requiring each current employee, consultant and contractor who developed any part of any Company Intellectual Property Rights, either (i) to be a party to an agreement that conveys to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed by such Persons in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to “works for hire” created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, to execute an agreement acknowledging that the works are “works for hire” or otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works, or (iii) otherwise has by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed by such Persons in connection with such Person’s employment with, or engagement on behalf of the Company or its Subsidiaries.

(f)           Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property Rights.

(g)           Except as set forth on Section 4.18(g) of the Company Disclosure Schedule, no Person other than the Company or its Subsidiaries possesses any current or contingent rights to any source code that is part of the Company Intellectual Property Rights.  The transactions contemplated by this Agreement will not result in any third party gaining a right to access the source code included in the Company Intellectual Property Rights (as the result of an escrow release or otherwise).

(h)           Except as set forth on Section 4.18(h) of the Company Disclosure Schedule, the Company Intellectual Property Rights do not utilize or incorporate any Open-Source Software (as defined below) or similar code that inhibits the ability to preserve the proprietary nature, whether in whole or in part, of any of the Company Intellectual Property Rights, or that requires disclosure of the source code of any of the Company Intellectual Property Rights.  “Open-Source Software” means any software that is distributed as “free software,” subject to license restrictions, “open source licenses” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org as of the date hereof.

(i)           Except as expressly contemplated hereby, neither this Agreement nor the transactions contemplated by this Agreement will result in the Company or any of its Subsidiaries:  (i) granting to any Person any right to any Company Intellectual Property Rights; (ii) being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j)           The Company or its Subsidiaries, to the extent applicable, have not incorporated copyrighted material in any deliverable Data to any Governmental Entity that is a material component of such deliverable Data without notice to or approval of such Governmental Entity unless the Company or its Subsidiaries (i) is the owner of the copyright or (ii) has obtained for such Governmental Entity rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.  For purposes of this Section 4.18, the term “Data” shall have the meaning set forth in 48 CFR 52.227-14 (2007).

4.19         Anti-takeover Law Inapplicable.  The Company Board has approved the Merger, this Agreement and the other transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby any anti-takeover restrictions contained in the NRS, and no other anti-takeover or similar statute or regulation of any other state or jurisdiction applies or purports to apply to any such transactions.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, or any anti-takeover provision in the Company’s Articles of Incorporation or Bylaws is, or at the Effective Time would be, applicable to the Securities, the Merger or the other transactions contemplated by this Agreement.

4.20         Government Contracts.

(a)           Section 4.20(a) of the Company Disclosure Schedule sets forth all Government Contracts, and with respect to each such listed Government Contract, accurately lists: (i) the contract name/number; (ii) Company’s internal project code number; (iii) the contract award date; (iv) the customer and/or prime contractor; (v) the customer’s contract or order number; (vi) the contract type; (vii) the basis of award; (viii) the contract status; (ix) period of performance; (x) the total potential value of the contract; and (xi) the total funded value.

(b)           Section 4.20(b) of the Company Disclosure Schedule sets forth all Government Bids for which no award has been made, and with respect to each such Government Bid, accurately lists: (i) the request for proposal number/bid title; (ii) the customer agency and/or prime contractor; (iii) the subject matter of the Government Bid; (iv) the date of proposal submission; (v) the expected award date; (vi) the estimated period of performance; and (vii) the estimated value based on the proposal.

(c)           The Company and its Subsidiaries have delivered to Parent complete and correct copies of those active Government Contracts listed Section 4.20(a) of the Company Disclosure Schedule and of those Government Bids listed in Section 4.20(b) of the Company Disclosure Schedule. No Government Contract was awarded, and no Government Bid will be awarded, on the basis of any qualification as a small business or other preferential status based on the size or ownership of the Company and its Subsidiaries. No Government Contract or Government Bid is the subject of a pre-award or post-award bid protest proceeding.

(d)           With respect to any Government Contracts, since January 1, 2008, there has not been nor is there reasonably expected to be (i) any civil, criminal or administrative investigation, audit, indictment or information, by any Governmental Entity (except as to routine security investigations), (ii) any suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (iii) any request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing in excess of $250,000, (iv) any dispute between the Company or any of its Subsidiaries and a Governmental Entity or prime contractor or higher tier subcontractor where the amount in controversy exceeds or is expected to exceed $250,000, or (v) any claim or request for equitable adjustment by or against the Company or any of its Subsidiaries in excess of $250,000.

(e)           There have been no material audits, there are no ongoing material audits and, to the knowledge of the Company and its Subsidiaries, there are no material audits impending or expected under or relating to any Government Contract or Government Bid.  The Company and its Subsidiaries do not reasonably expect to be the subject of any audit by the Defense Contract Audit Agency, Defense Contract Management Agency, or other federal government audit agency resulting in a report of deficiencies in its internal controls or inadequacy of its internal control system.  The Company and its Subsidiaries have conducted all of their operations and maintained systems of internal controls, including accounting, purchasing, billing, inventory and quality control systems, in material compliance with all applicable laws and regulations and requirements of all Government Contracts and Government Bids.

(f)           No termination for default or convenience, cure notice, suspension of work notice, stop work order, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a subcontractor of any portion of the obligation of a Government Contract.

(g)           The Company and its Subsidiaries have complied with all material terms and conditions of all Government Contracts and the laws applicable thereto, including without limitation the Federal Acquisition Regulation, the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Truth in Negotiations Act, the Foreign Corrupt Practices Act, the False Claims Act, the Anti-Kickback Act, and related cost principles and the Cost Accounting Standards. The representations and certifications made by or on behalf of the Company or its Subsidiaries in or pursuant to each Government Contract and Government Bid were current, accurate and complete in all material respects and the Company and its Subsidiaries have complied in all material respects with all such representations and certifications.  The Company and its Subsidiaries have not made a disclosure or entered into a consent order or administrative agreement with respect to any alleged or actual irregularity, misstatement or omission arising under a Government Contract or Government Bid. The experience and education of all individuals provided by the Company and its Subsidiaries under their Government Contracts meet or exceed the experience and/or education required by the terms of the applicable Government Contract.

(h)           The Company and its Subsidiaries have complied with all laws and contract terms and conditions governing their currently existing and/or previously existing General Services Administration (“GSA”) Multiple Award Schedule Contracts.  Without limiting the foregoing, the Company and its Subsidiaries have (i) complied with each GSA Schedule Contract’s Price Reductions Clause and with all other business and sales practices provisions under each GSA Schedule Contract; (ii) made no offer or sale of any GSA Schedule Contract products or services at pricing, discounts, terms, conditions, or concessions that has triggered, or would reasonably be expected to trigger, a price reduction under any of the GSA Schedule Contracts; and (iii) provided the GSA in a timely, complete and accurate manner all necessary and appropriate notices and reports and all other information required to be provided to GSA, including any information regarding (A) commercial sales practices and any deviations from such practices prior to the award of each GSA Schedule Contract, (B) any modification or extension of such GSA Schedule Contract, and (C) any other event or circumstance that would require such disclosure to be made to GSA.  No amounts of money (including payments, penalties, fees or otherwise) are owing or outstanding by the Company or its Subsidiary to any Governmental Entity under any GSA Schedule Contract, and no claim has been made by GSA, nor, to the knowledge of the Company or its Subsidiaries, does any basis exist for GSA to claim, that any amounts, penalties or fees are owing by the Company or its Subsidiaries under any GSA Schedule Contract by virtue of a Price Reductions clause violation or otherwise.

(i)           All Government Contracts were entered into and all Government Bids were entered into in the ordinary course of business and were based on assumptions believed by the management of the Company and its Subsidiaries to be reasonable and not as a “buy-in” or “loss leader.”  As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a loss or annual cost overrun in excess of $250,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries).  None of the Company and its Subsidiaries is a party to any Government Contract which is expected to result in a loss or annual cost overrun in excess of $250,000 to the Company or its Subsidiaries.  There exist no assignments of claims with respect to the Government Contracts, whether pursuant to the Assignment of Claims Act or otherwise.  The Company and its Subsidiaries have not begun performance of any anticipated Government Contract or Government Bid or any anticipated option exercise or modification of any Government Contract prior to award, option exercise or modification or made any expenditures or incurred costs or obligations in excess of any limitation of government liability, limitation of cost, limitation of funds, or similar clause limiting the Government’s liability on any Government Contract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(j)           Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, are or in the last five (5) years have been debarred or suspended from participation in the award of contracts with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). Neither the Company nor its Subsidiaries is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.

(k)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for lawful or unlawful contributions, gifts, entertainment or other lawful or unlawful expenses related to political activity, (ii) made any lawful or unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(l)           The Company and its Subsidiaries have all of the facility and personnel security clearances necessary to conduct the business of the Company and its Subsidiaries as currently being conducted in all material respects.  The Company and its Subsidiaries hold and, as of the date of this Agreement have held, at least a “satisfactory” rating from the Defense Security Service (“DSS”) with respect to the facility security clearances. The Company and its Subsidiaries have not had access to classified, confidential, source selection, proprietary, or non-public information to which they were not lawfully entitled.

(m)           There are no existing conflicts of interest, including without limitation organizational conflicts of interest (“OCI”), that would reasonably be expected to adversely impact any Government Contract or Government Bid submitted, or that will be submitted, prior to Closing.  Neither the Company nor its subsidiaries have had access to confidential or non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, or source selection services, nor prepared specifications or statements of work, nor engaged in any other conduct that would create an OCI, as defined in FAR Subpart 9.5, with respect to work performed or anticipated to be performed under any Government Contract or proposed contract in connection with a Government Bid or other business of the Company, that would restrict the Company’s and its Subsidiaries’ business activities.  The Company and its Subsidiaries are in compliance with all of its OCI mitigation plans and has not been advised by any Governmental Authority of any failure to be in compliance with any such plans or the existence of any other prohibited conflict of interest.  To the knowledge of the Company, no OCI will arise as a result of the consummation of the transactions contemplated by this Agreement.

(n)           The Company and its Subsidiaries are in full compliance with FAR provisions governing suspension and debarment and contractor code of business ethics and conduct, including the disclosure obligations that went into effect on December 12, 2008 (the “FAR Ethics Rules”).  The Company and its Subsidiaries have undertaken a review or investigation to determine whether the Company or its Subsidiaries are required to make any disclosures under the FAR Ethics Rules, including whether credible evidence exists of (i) a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity laws, (ii) a violation of the civil False Claims Act, or (iii) significant overpayments.  There exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rules.

(o)           Neither the Company nor its Subsidiaries have violated any legal, administrative or contractual restriction concerning the employment, or possible employment, of current or former officials or employees of a state, local or federal government (including but not limited to the so-called “revolving door” and “financial interest” restrictions set forth at 18 U.S.C. § 207 and § 208).  No basis exists to give rise to a claim for fraud (as such concept is defined under any applicable requirements or the federal common law applicable to government contracts) in connection with any Government Contract or Government Bid.

(p)           All equipment and fixtures loaned, bailed, delivered, or otherwise furnished to or held by the Company or its Subsidiaries by or on behalf of any Governmental Authority, have been maintained in all respects in the condition they were when loaned, bailed, delivered, or otherwise furnished to the Company or its Subsidiaries, ordinary wear and tear excepted, and where applicable the Company and its Subsidiaries have complied in all material respects with the government property provisions of the Government Contracts.  The Company or its Subsidiaries have not been notified of any material warranty claims with respect to any Government Contract.

(q)           The Company has complied in all material respects with all laws and terms and conditions governing the Company’s joint venture agreement with UniSpec Enterprises.  To the knowledge of the Company, (i) UniSpec Enterprises has complied in all material respects with all laws and terms and conditions governing UniSpec Enterprises’ joint venture agreement with the Company and (ii) Unified Solutions, LLC, a joint venture between the Company and UniSpec Enterprises, has complied with all material laws and terms and conditions applicable to its operations.

(r)           The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”).  Neither the Company nor its Subsidiaries has received any communication alleging that it is not in compliance with the Export Control Laws.

4.21         Advisors’ Fees.  Except for Bluestone Capital Partners (the “Company Financial Advisor”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub in connection with the consummation of the Merger or the other transactions contemplated by this Agreement).  The Company has provided to Parent complete and correct copies of all Contracts under which any such fees or expenses are payable or relating to the engagement of the Company Financial Advisor in connection with the transactions contemplated by this Agreement.

4.22         Opinion of Financial Advisor.  Stout Risius Ross, Inc. (the “Fairness Advisor”) has rendered to the Company Board its opinion to the effect that the applicable Merger Consideration to be received pursuant to the Merger by the Company’s stockholders is fair, from a financial point of view, to such stockholders, subject to the qualifications and assumptions contained therein.  A copy of such opinion has been delivered to Parent.  The Company has been advised that the Fairness Advisor will permit the inclusion of its opinion in its entirety and, subject to prior review and consent by the Fairness Advisor, as applicable, a reference to its opinion in the Information Statement.

4.23         Certain Loans and Other Transactions.  The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.  Except for the Material Contracts or as set forth in the Company Reports, no officer or director of the Company or any of its Subsidiaries nor any member of any such individual’s immediate family (whether directly or, to the Company’s knowledge, indirectly through an Affiliate of such Person) is presently, or within the past one (1) year has been, a party to any transaction or Contract or series of related transactions or Contracts with the Company or any of its Subsidiaries (each, an “Affiliate Transaction”), nor are any of the foregoing currently proposed, that (if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date hereof.

4.24         Insurance.  Section 4.24 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”).  All of the Company Insurance Policies are in full force and effect and are in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies.  No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.

4.25         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 4 (as modified by the Company Disclosure Schedule), neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.  Except for the representations and warranties contained in this Article 4 (as modified by the Company Disclosure Schedule), the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent, Merger Sub or their respective Representatives by the Company or any of its Representatives).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1           Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

5.2           Authority; Non-Contravention; Approvals.

(a)           Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Required Statutory Approvals, to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement, the Merger and the other transactions contemplated by this Agreement have been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           Neither the execution, delivery and performance of this Agreement by each of Parent and Merger Sub nor the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will or could reasonably be expected to, directly or indirectly (with or without notice or lapse of time) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of Parent or Merger Sub, (B) any law or Permit of any Governmental Entity applicable to Parent or Merger Sub or any of their respective properties or assets, or (C) any Contract to which Parent or Merger Sub is now a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not have a Parent Material Adverse Effect.

(c)           Except for (i) the filing of the Required Statutory Approvals, (ii) the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, (iii) the applicable requirements of the NYSE, and except as would not have a Parent Material Adverse Effect, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

5.3           Litigation.  There are no (i) Actions pending against Parent or Merger Sub, or (ii) to the knowledge of the Parent, threatened Actions against Parent or Merger Sub, in each case which, would have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is subject to any Order which would have a Parent Material Adverse Effect.

5.4           Financing Arrangement.  Parent has, and will have at the Effective Time, and will make available to Merger Sub (or cause to be made available), the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement on the terms contemplated by this Agreement.

5.5           Advisors’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee from Parent or Merger Sub in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

5.6           Merger Sub.  True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company.  The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares, of which 100 shares are issued and outstanding.  Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub.  Merger Sub was recently formed by Parent solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement.  Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

5.7           Other Agreements or Understandings.  Parent has disclosed to the Company all Contracts (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company’s capital stock, on the other hand.

5.8           No Other Representations and Warranties.  Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Article 5.

ARTICLE 6
COVENANTS

6.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), except as specifically set forth in Section 6.1 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to (i) conduct its business in the ordinary course and in accordance with past practices, and in compliance with all applicable laws and the requirements of all Material Contracts; (ii) subject to clause “(iii)” of this sentence, use commercially reasonable efforts to maintain and preserve intact their respective current business organization, keep available the services of their respective current officers and other employees and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or its respective Subsidiary and with all Governmental Entities; (iii) the Company and each of its Subsidiaries shall discuss with Parent ways in which the Company and each of its Subsidiaries can reasonably reduce expenses during the Pre-Closing Period and shall promptly implement reasonable reductions requested by Parent; and (iv) the Company shall promptly notify Parent of any claim asserted or Action commenced, or, to the knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company or any of its Subsidiaries that relates to any of the transactions contemplated by this Agreement.

6.2           Company Forbearances.  During the Pre-Closing Period, except as required by law, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           (i) amend, propose to amend or permit to amend the Articles of Incorporation or Bylaws (or other organizational documents), (ii) split, combine or reclassify its outstanding capital stock, or (iii) declare, accrue, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to its outstanding capital stock (other than the payment of dividends required under the Articles of Incorporation and the payments of dividends with respect to the Preferred Shares);

(b)           issue, sell, grant, pledge or dispose of, or authorize or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any Contract with respect to any of the foregoing, except the issuance of Shares pursuant to the vesting, exercise or conversion of Company Stock-Based Securities outstanding as of the date of this Agreement;

(c)           amend or waive any of the Company’s rights under, or accelerate the vesting under, any provision of any of the Company Stock-Based Securities or any Company Plans, or otherwise modify any of the terms of any Company Stock-Based Securities;

(d)           (i) incur or become contingently liable with respect to any indebtedness for borrowed money in excess of $250,000 except for any indebtedness for borrowed money outstanding as of the date hereof; (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except for Company Stock Options, Company SARs or Company Warrants for an amount equal to the applicable Merger Consideration under Section 3.4, or in connection with the vesting of the Company Restricted Shares or the redemption of Preferred Shares as required pursuant to the terms thereof; (iii) make any acquisition of any assets or businesses or any other capital expenditures (except that the Company and its Subsidiaries may acquire assets and settle trade payables in the ordinary course of business consistent with past practice or make any capital expenditure that when added to all other acquisitions, settlements and capital expenditures made on behalf of the Company and its Subsidiaries during the Pre-Closing Period does not exceed $250,000 in the aggregate); (iv) loan, advance funds or make any investment in or capital contribution to any other Person other than to any wholly-owned Subsidiary; or (v) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such Lien, obligation or liability;

(e)           (i) effect or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the other transactions contemplated by this Agreement) or (ii) acquire any equity interest or other interest in any other Person or any division or assets thereof;

(f)           (i) alter, through merger, consolidation, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Merger and the other transactions contemplated by this Agreement); or (ii) fail to maintain the Company’s or any of its Subsidiaries’ qualifications to do business;

(g)           (i) enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (A) Liens securing inter-company indebtedness, (B) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (C) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice, and (D) sales, leases or licenses with respect to immaterial assets; or (ii) acquire, lease or license any right or other asset from any other Person except for rights or assets acquired, leased or licensed by the Company in the ordinary course of business and consistent with past practices;

(h)          except as required by concurrent changes in GAAP or SEC rules and regulations or applicable law, change any of the Company’s accounting principles or methods of accounting;

(i)           (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee; (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements; (iii) enter into or amend any employment, consulting, deferred compensation, indemnity or other similar agreement with any director, officer, consultant or employee; (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement, or any insurance policy or coverage, covering any present or former director, officer or employee, or any beneficiaries thereof; (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for increases in compensation and benefits required by the terms of existing Contracts set forth in the Company Disclosure Schedule; (vi) promote any employee or change any employee’s title except in the ordinary course of business and in accordance with past practice; (vii) hire any employee other than in the ordinary course of business consistent with past practice; (viii) enter into any Contract covering any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to the Company or any Subsidiary of the Company, or make any payment to any of the foregoing, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax law);

(j)            (i) settle or enter into any settlement agreement with respect to any outstanding litigation or claim, except that, notwithstanding the foregoing but subject to Section 6.14 hereof, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation or claim where the amount of such settlement is less than $250,000, and does not require the taking or omission of any actions other than the payment of money; or (ii) commence any Action, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(k)           (i) cancel or compromise any debt or claim in an aggregate amount in excess of $250,000; or (ii) waive or release any rights, or settle any claim, in an aggregate amount in excess of $250,000;

(l)            apply for funding, support, benefits or incentives from any Governmental Entity;

(m)          make any material change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable;

(n)           file or furnish with the SEC any Current Report on Form 8-K unless Parent shall have been provided with at least 48 hours to review such Form 8-K and such Form 8-K shall include any changes reasonably proposed by Parent;

(o)           (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vii), (viii) or (xii) of Section 4.17 or, other than in the ordinary course of business and consistent with past practices, any other Material Contract; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would: (A) require the approval, consent, ratification, permission, waiver or authorization of any party thereto in connection with the Merger; (B) enable such party to terminate or amend such Contract in connection with the Merger; or (C) automatically terminate or be amended in connection with the Merger; or (iii) amend or terminate, or waive any material right or remedy under, any Material Contract;

(p)           enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions; or

(q)           take any action or fail to take any action that would result in any of the representations and warranties of the Company herein to become untrue such that the condition set forth in Section 7.2(a) could not be satisfied.

6.3           Control of Operations.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.4           No Solicitation by Company.

(a)           During the term of this Agreement the Company agrees that it and its Subsidiaries will not, and the Company shall use its best efforts to cause the Representatives of the Company and of its Subsidiaries not to, (i) solicit, initiate, induce, knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any Acquisition Proposal or Acquisition Inquiry or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry; (ii) enter into discussions or negotiations with any Person in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; (iv) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (v) enter into any Contract with respect to any Acquisition Proposal or Acquisition Inquiry.  The Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause its Representatives to immediately cease any discussions or negotiations with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 6.4 shall preclude the Company or any of its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 6.4(a).  The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries.

(b)           The Company agrees that it will notify Parent promptly (and in any event within twenty-four (24) hours after the Company’s receipt) of any Acquisition Proposal or Acquisition Inquiry, including the material terms of the Acquisition Proposal or Acquisition Inquiry, which the Company, any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ Representatives receives after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal or inquiry.  Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire or similar Contract to which the Company or any of its Subsidiaries is a party or under which any of the Company or any of its Subsidiaries has any rights, and will cause each such agreement to be enforced to the extent requested by Parent.

6.5           Regulatory.

(a)           Without limiting Section 6.3, the parties will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement.

(b)           Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 14C or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c)           Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Merger and the other transactions contemplated by this Agreement.

6.6           Company Stockholder Approval; Preparation of Information Statement.

(a)           Prior to or concurrently with the execution and delivery of this Agreement, the Company has obtained the Company Stockholder Approval by irrevocable written consent of the Significant Stockholders, who collectively hold a majority of the total voting power of the outstanding Shares (the “Merger Consent”) in accordance with the NRS, the Articles of Incorporation and the Bylaws.  The Company shall comply with the NRS, the Articles of Incorporation, the Bylaws and the Exchange Act (including Regulation 14C and Schedule 14C promulgated under the Exchange Act) in connection with the Company Stockholder Approval including (i) delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with the NRS to all holders of the Shares not executing the Merger Consent and providing a description of the dissenters’ rights of holders of the Shares available under the NRS and any other disclosures with respect to dissenters’ rights required by the NRS.

(b)           As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Information Statement with the SEC and the Company shall use its reasonable best efforts as promptly as practicable (and after consultation with Parent) to respond to any comments made by the SEC or its staff with respect to the Information Statement.  The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as practicable after confirmation from the SEC that it has no further comments on the Information Statement (or that the Information Statement is otherwise not to be reviewed by the SEC).  Parent and Merger Sub shall cooperate with the Company in the preparation of the Information Statement.  Without limiting the generality of the foregoing, (i) each of Parent and Merger Sub will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company and (ii) prior to the filing with the SEC, or the mailing to the Company’s stockholders, of the Information Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, the Information Statement.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any such comments or requests from the SEC or its staff, and the Company shall reasonably consider all comments reasonably proposed by Parent in connection with any filings with the SEC or its staff in response thereto, and, if required by the Exchange Act, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.

(c)           Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Information Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Information Statement so as to correct the same and to cause the Information Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

6.7           Agreement to Cooperate.

(a)           Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement.  Prior to the Effective Time, the Company shall use its commercially reasonable efforts, and Parent and Merger Sub shall use their commercially reasonable efforts to cooperate and assist the Company, to obtain all consents of any third parties that may be necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)           Each of Parent and the Company undertake to use their respective commercially reasonable efforts to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that neither party is required to contest or appeal any such Order issued by a United States Court of Appeals and Parent shall have no obligation to commit to any divestitures, licenses, hold separate arrangements or similar actions, including conditions affecting the business operations of Parent or any of its Subsidiaries or other Affiliates.

(c)           Parent and the Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the applicable Governmental Entities that they will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.  The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded.

6.8           Access to Information.

(a)           Upon reasonable notice and subject to applicable law relating to the exchange of information and Classified Contracts, the Company will, and will cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (which the parties agree may be afforded in whole or in part through electronic means).  During such period, (i) the Company will, and will cause its Subsidiaries to, make available to Parent (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable law), and (B) all other information concerning its business, properties and personnel as Parent may reasonably request; and (ii) the Company will, and the Company will cause the Representatives of the Company and each of the Company’s Subsidiaries to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent, after the Closing, to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the period prior to the Effective Time, the Company will promptly provide Parent with copies of: (i) all material operating and financial reports prepared by the Company or any of its Subsidiaries for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and its Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; (ii) any written materials or communications sent by or on behalf of the Company to its stockholders; (iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of the Company or any of its Subsidiaries to any party to any Company Contract or sent to the Company or any of its Subsidiaries by any party to any Company Contract; (iv) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement; and (v) any material notice, report or other document received by the Company or any of its Subsidiaries from any Entity

(b)           Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties will use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c)           All information provided to Parent and its representatives pursuant to this Section 6.8 shall be subject to the Confidentiality Agreement.  The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms.

6.9           Expenses and Fees.  All costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or the other transactions contemplated by this Agreement are consummated.

6.10         Public Statements.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Merger and the other transactions contemplated by this Agreement shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of the any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that each of Parent, Merger Sub and the Company and their respective Affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties.

6.11         Employee Matters.

(a)           As of the Effective Time, each Company Employee who executes an Employment Agreement with Parent will be eligible to participate in the employee benefit plans of Parent to the same extent as comparably situated employees of Parent, based on the understanding that the actual benefits provided under the employee benefit plans of Parent will not be identical to those benefits available to the Company Employees under the Company Plans prior to the Closing.  Without limiting the foregoing, no Company Employee shall be entitled to uncapped paid time off following the Effective Time.  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to receive credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(b)           Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), unless Parent provides written notice to the Company that any such Company 401(k) Plan(s) shall not be terminated.  Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company.  The form and substance of such resolutions shall be subject to the prior review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably request.

(c)           To the extent any employee notification or consultation requirements are imposed by applicable law with respect to any of the transactions contemplated by this Agreement, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time.

(d)           If Parent determines that employment actions regarding any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to the Company or any Subsidiary of the Company (each, a “Company Associate”) to be taken at or within 60 days following the Effective Time, may trigger WARN Act requirements, the Company (and any Subsidiary of the Company) shall, at Parent’s request, provide notices to affected Company Associates and to all Governmental Entities as required under the WARN Act, at the time and in a form approved by and as directed by Parent.

(e)           Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Option Plans and Company Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(f)           Neither the Company nor any of its Subsidiaries shall communicate to any of their respective current or former employees regarding any matters discussed in this Section 6.11 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.  The Company shall cause its officers and the members of the Company Board and the officers and members of the board of directors (or similar body) of each Subsidiary of the Company not to make any communications to current or former employees that are inconsistent with the provisions of this Section 6.11.

(g)           This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.11, express or implied, is intended to or shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the parties.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.11 are not intended to, and shall not, create any third party beneficiary right in any Person to any continued benefits or employment with the Company, Parent or any of their respective Affiliates.

6.12         Notification of Certain Matters; Supplemental Disclosure.

(a)           Each of Parent, Merger Sub and the Company agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, of any event which occurrence or failure to occur would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  No disclosure after the date hereof of an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

(b)           Until the Closing, Parent, Merger Sub and the Company shall have the obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.  Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.12(b) nor any disclosure after the date hereof an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

6.13         Directors and Officers Indemnification and Insurance.

(a)           All rights that a person that is or was a director or officer of the Company or any predecessor of the Company or who serves or served at any other enterprise (including a Subsidiary) as a director or officer at the request of the Company or any predecessor to the Company, or any trustee or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its Subsidiaries as of the date of this Agreement (all of the foregoing, the “Indemnified Persons”), may have for indemnification for their acts and omissions as such director, officer, trustee, or fiduciary occurring prior to the Effective Time under any employment or indemnification agreement identified on Section 6.13(a) of the Company Disclosure Schedule, the Articles of Incorporation or the Bylaws, in each case, in effect as of the date of this Agreement, or under this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, in each case, in effect as of the date of this Agreement, shall survive the Merger and be observed for a period of six (6) years after the Effective Time by the Surviving Corporation to the fullest extent available under Nevada law.

(b)           For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation and Bylaws in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company’s Subsidiaries or with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA) as of the date of this Agreement, unless such modification shall be required by law and then only to the minimum extent required by law.

(c)           The Surviving Corporation shall maintain for a period of at least six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the other transactions contemplated by this Agreement; provided, that (i) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured (provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time), (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.13(c) more than an amount per year of coverage equal to two hundred percent (200%) of the current annual premiums paid by the Company for such insurance.  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of the current annual premiums paid by the Company.  Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d)           If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 6.13.

(e)           Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.13 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 6.13.

(f)           This Section 6.13  is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Persons and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation.  Each of the Indemnified Persons shall be entitled to enforce the covenants contained in this Section 6.13.

6.14         Stockholder Litigation.  The Company shall keep Parent informed of, and cooperate with Parent in connection with, any Stockholder Litigation.  The Company shall give Parent and Merger Sub the opportunity to participate at its own expense in the defense of any Stockholder Litigation. The Company shall not settle any Stockholder Litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent; provided, further, that all obligations in this Section 6.14 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

6.15         De-registration.  The Surviving Corporation shall cause the Common Shares to be de-registered under the Exchange Act following the Effective Time.

6.16         Resignation of Directors.  At the Closing, if requested by the Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any or all the directors of the Company and its Subsidiaries, effective at the Effective Time.

6.17         Tax Covenants.

(a)           The Company and each of its Subsidiaries shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that Parent shall have a reasonable opportunity, beginning at least ten (10) days prior to the due date thereof, to review and comment to the form and substance of such Tax Return

(b)           All contracts, agreements, arrangements, or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.

(c)           Except as required by applicable law, the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(d)           The Company shall deliver to Parent on or before Closing a certification in accordance with Section 1.1445-2(c) of the Treasury Regulations, and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)           The Company shall deliver to Parent on or before Closing a copy of each timely filed election under Section 83(b) of the Code that was made in connection with the transfer of any Company Stock-Based Securities to any Person performing services for the Company.

6.18         Unified Solutions Divestiture.  Prior to the Closing, the Company shall (a) transfer, assign and convey all of its right, title and interest in and to its equity interest in Unified Solutions, LLC to a Person not Affiliated with the Company; (b) terminate all Contracts between the Company or any of its Subsidiaries, on the one hand, and any of UniSpec Enterprises, Unified Solutions, LLC or any of their respective Affiliates, on the other hand, except for the Contracts identified in Section 6.18(b) of the Company Disclosure Schedules; and (c) cause all indebtedness and other liabilities owing between the Company or any of its Subsidiaries, on the one hand, and any of UniSpec Enterprises, Unified Solutions, LLC or any of their respective Affiliates, on the other hand, to be fully satisfied and discharged or cancelled, except for the indebtedness and liabilities identified in Section 6.18(c) of the Company Disclosure Schedules.

6.19         Reseller Agreement.  Prior to the Closing, the Company shall enter into an amended and restated reseller agreement with Paradigm Solutions International, Inc., a Maryland corporation, on terms that are acceptable to Parent.

6.20         Surety and Performance Bonds.   Prior to Closing, the Company shall cause the SVB Letter of Credit to be amended  so that it is issued on behalf of Parent instead of Paradigm Solutions Corporation and cause any related performance, surety or other bonds secured thereby to be assigned to Parent; provided, that Closing Cash shall include the restricted cash in connection therewith and the Company shall be permitted to use such restricted cash to pay the Senior Note Merger Consideration.

6.21         Changes to Insurance Policies.  On or prior to the Closing, the Company shall cause at its own expense its insurers (i) to add each of the Subsidiaries of the Company as “additional insureds” to each of the insurance policies set forth on Section 6.21 of the Company Disclosure Schedules, providing for the same coverage(s) as the Company’s policies and from the date of inception of each such policy and (ii) to extend the Company’s umbrella liability coverage currently in effect to include its automobile liability insurance policy, providing for the same coverage(s) as the Company’s policies and from the date of inception of each such policy.  In addition, prior to Closing, the Company shall terminate each of the key man insurance policies set forth on Section 6.21 of the Company Disclosure Schedules.

6.22         Minimum Qualification Waivers.  On or prior to Closing, the Company shall obtain waivers from the appropriate Governmental Entity with respect to minimum labor qualification standards applicable to each of the individuals listed on Section 6.22 of the Company Disclosure Schedules in connection with any work performed under the Company's or any of its Subsidiaries' Government Contracts; provided that, if the Company has engaged in consistent and diligent efforts, but fails to effect the foregoing, such obligation shall be waived at the Closing, and for each employee for whom a waiver is not obtained, the amount set forth opposite such employee’s name on Section 6.22 of the Company Disclosure Schedule shall be deducted from the calculation of Closing Cash.

6.23         FLSA.  On or prior to the Closing, the Company shall (a) re-classify each of the individuals listed on Section 6.23 of the Company Disclosure Schedules as "non-exempt" employees for purposes the FLSA in connection with work performed under the Company's or any of its Subsidiaries' Government Contracts, and shall pay to all such individuals additional ½ overtime wages incurred since July 20, 2009 until the date of such re-classification as if such individuals were deemed to be "non-exempt" employees during such time and (b) pay all health & welfare benefits due to Jonathan White since the inception of his employment with the Company and its Subsidiaries through the Closing Date; provided that, if the Company has engaged in consistent and diligent efforts, but fails to effect the foregoing, and Parent (in its sole and absolute discretion) agrees to waive such obligation at or prior to the Closing, $18,000 shall be deducted from the calculation of Closing Cash.

6.24         Good Standing; Registered Agent; Waivers.  Prior to Closing, the Company shall (a) obtain and deliver to Parent evidence of the appointment of a registered agent company in the State of Maryland for Paradigm Solutions Corporation, and the acceptance of such appointment by such registered agent company, (b) use its best efforts to obtain and deliver to Parent a waiver of the 30-day advance notification requirement from the Attorney General -- Securities Division of the State of Maryland securities agency, and a filing of a notice therewith acceptable to Parent in connection with the matters disclosed in Section 4.2(g) and Section 4.9 of the Company Disclosure Schedules, (c) obtain and deliver a waiver in a form acceptable to Parent in connection with the matter disclosed in Section 4.17(b) of the Company Disclosure Schedule and (d) obtain and deliver to Parent qualifications to conduct business and certificates of good standing with respect to (i) the Company in the State of Maryland and (ii) Paradigm Solutions Corporation in the States of West Virginia, Missouri and Texas and in the Commonwealth of Virginia.

ARTICLE 7
CONDITIONS TO THE MERGER

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained in accordance with applicable law, the Articles of Incorporation and Bylaws.

(b)           No law or Order shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger.

(c)           At least 20 days shall have elapsed from the date the Information Statement was sent or given to the Company’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

7.2           Conditions to Parent and Merger Sub’s Obligation to Effect the Merger.  The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           The representations and warranties of the Company contained in Section 4.2 shall be true and correct in all respects at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date. Each of the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in clause (ii) of Section 5.7, for which such qualifiers shall not be disregarded), shall be true and correct at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date (other than representations and warranties that specifically relate to an earlier date or changes resulting from actions permitted under Sections 7.1 and 7.2, in which cases such representations and warranties shall be true and correct as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect.

(b)           Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           The consents identified in Section 7.2(c) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect; provided, that, for purposes of clarity, no such consents will be required with respect to Contracts listed on Section 7.2(c) of the Company Disclosure Schedule that have expired or otherwise been terminated on or prior to the Closing Date.

(d)           Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

(e)           There shall not be pending any Action by any Governmental Entity: (i) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from Parent or any of its Subsidiaries or the Company or any of its Subsidiaries any damages or other relief that could reasonably be expected to be material to Parent or the Company or any of its Subsidiaries; (iii) seeking to prohibit or limit in any material respect the ability of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that could materially and adversely affect the right or ability of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries; (v) seeking to compel the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by this Agreement; (vi) seeking to impose (or that, if adversely determined, could reasonably be expected to result in the imposition of) any criminal sanctions or liability on the Company or any of its Subsidiaries; or (vii) that if adversely determined would reasonably be expected to have a Material Adverse Effect.

(f)           No Key Employee and no more than two (2) Specified Employees shall have ceased to be employed by the Company or its Subsidiaries or expressed his or her intention not to continue employment with the Company or such Subsidiary, and Parent, following the Effective Time.

(g)           The Company shall have terminated the employment of each of the employees set forth on Section 7.2(g) of the Company Disclosure Schedules and shall have requested in writing the return to the Company of all materials and information of the Company and its Subsidiaries in such employees’ possession, and any copies thereof.

(h)           The Company shall have delivered executed copies of payoff letters reasonably satisfactory to Parent from each holder of Company Debt, which payoff letters or other documentation shall include authorization of the release of all Liens upon the payment in full of the Company Debt at or prior to Closing.

(i)           Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company Report filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350.

(j)           The Company shall have furnished to Parent the certifications referred to in Section 6.17(d).

(k)           Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f), 7.2(h) and 7.2(i) have been duly satisfied.

7.3           Conditions to the Company’s Obligation to Effect the Merger.  The obligations of the Company to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to or any similar standard or qualification shall be true and correct at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date (other than representations and warranties that specifically relate to an earlier date, in which cases such representations and warranties shall be true and correct as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           Each of the covenants and obligations in this Agreement that Parent and Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, including the payment of the consideration provided for in Article 3.

(c)           The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been duly satisfied.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after the Company Stockholder Approval has been obtained, only:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, upon written notice to the other party:

(i)           if the Merger shall not have been consummated on or prior to the close of business on November 10, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or primarily resulted in, such purchase not occurring before such date;

(ii)           if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or primarily resulted in, such action by such Governmental Entity;

(c)           by Parent, upon written notice to the Company:

(i)           (A) if the Company Stockholder Approval shall not have been obtained by 11:59 p.m., New York City time, on the date hereof, (B) if any party to the Support Agreement (other than Parent) breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in the Support Agreement or (C) if the Company breaches or fails to perform or comply in any material respect any of its covenants and obligations contained in Section 6.4;

(ii)          if the representations and warranties of the Company contained in this Agreement shall not be true and correct such that the condition set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Company by the Outside Date, is not cured by the Company within 30 days following receipt of written notice of such failure to so be true and correct from Parent, provided, that Parent and Merger Sub are not then in material breach of their respective obligations under this Agreement;

(iii)         if the Company shall have materially breached or failed to perform or comply in any material respect any of its material covenants and obligations contained in this Agreement such that the condition set forth in Section 7.2(b) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Outside Date, is not cured by the Company within 30 days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent and Merger Sub are not then in material breach of their respective obligations under this Agreement;

(iv)        if there shall have been a Material Adverse Effect following the date of this Agreement; or

(d)           by the Company, upon written notice to Parent:

(i)           if the representations and warranties of Parent or Merger Sub contained in this Agreement shall not be true and correct such that the condition set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Parent or Merger Sub by the Outside Date, is not cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such failure to so be true and correct from the Company, provided, that the Company is not then in material breach of its obligations under this Agreement; or

(ii)         if either Parent or Merger Sub shall have materially breached or failed to perform or comply in any material respect with its material covenants and obligations contained in this Agreement such that the condition set forth in Section 7.3(b) would be incapable of being satisfied by the Outside Date, or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub within 30 days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of its obligations under this Agreement.

8.2           Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, Section 6.8(c), this Section 8.2, Section 8.3 and Article 9 shall survive.  Nothing in this Section 8.2 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud.

8.3           Termination Payment; Expenses.

(a)           If this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company shall pay to Parent within two Business Days after the date of such termination, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent.

(b)           Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Merger Sub would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders (including the Significant Stockholders) with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub.  Except for nonpayment of the Termination Fee, the parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall Parent or Merger Sub (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders (including the Significant Stockholders) or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages.

8.4           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by one or more authorized officers of such party and in compliance with applicable law.

8.5           Waiver.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable law.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
GENERAL PROVISIONS

9.1           Non-Survival.  None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto.  None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  President
Fax:  (703) 841-2891

with copies (which shall not constitute notice) to:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  Legal Division
Fax:  (703) 841-2850

and

Sheppard, Mullin, Richter & Hampton, LLP
1300 I Street, NW
11th Floor East
Washington, D.C. 20005
Attention:  Robert L. Magielnicki  and Lucantonio M. Salvi
Fax:  (202) 312-9454

If to the Company prior to the Merger, to:

Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, Maryland  20850
Attention: Peter B. LaMontagne
Fax:  (240) 580-1902

with a copy to (which shall not constitute notice):

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia  22102
Attention:  Jonathan Wolcott
Fax:  (703) 720-8610

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

9.3           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, (iii) reference to any Article or Section means such Article or Section hereof, (iv) any reference in this Agreement to $ shall mean U.S. dollars, and (v) any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

9.4           Entire Agreement; Assignment.  This Agreement (including the exhibits and annexes hereto, the Company Disclosure Schedule, and the other documents and instruments referred to herein), together with the Confidentiality Agreement, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign this Agreement to a wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

9.5           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

9.6           Jurisdiction.  Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law.  The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 9.2, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

9.7           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article 8, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

9.8           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.9           Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 6.13, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 6.13 shall not arise unless and until the Effective Time occurs.

9.10         Severability.  Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

9.11         Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

Parent:

CACI, INC.—FEDERAL

By:	/s/Thomas Mutryn
Name: Thomas Mutryn
Title: Chief Financial Officer, EVP

Merger Sub:

CACI NEWCO CORPORATION

By:	/s/Thomas Mutryn
Name: Thomas Mutryn
Title: Chief Financial Officer, EVP

The Company:

PARADIGM HOLDINGS, INC.

By:	/s/Peter B. LaMontagne
Name: Peter B. LaMontagne
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A:
DEFINITIONS

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, exchange, transfer, license or other disposition, directly or indirectly, of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries (disregarding in each case, cash, cash equivalents, marketable securities and rights to cash in the future), (c) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) of Persons, directly or indirectly, offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or record ownership, or the right to acquire beneficial ownership or record ownership, of the securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries or (d) any liquidation or dissolution of any of the Company or any of its Subsidiaries; provided, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Aggregate Common Merger Consideration” has the meaning ascribed to such term in Section 3.1(d).

“Agreement” has the meaning assigned to such term in the Preamble.

“Articles of Incorporation” means the articles of incorporation of the Company, as amended.

“Articles of Merger” has the meaning assigned to such term in Section 1.1(a).

“Book-Entry Shares” has the meaning assigned to such term in Section 3.1(a).

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“Certificates” has the meaning assigned to such term in Section 3.1(a).

“Class A Preferred Warrant Merger Consideration” has the meaning ascribed thereto in the Termination Agreement.

“Class A Warrant” means any of the Class A Warrants to purchase Common Stock (but for the avoidance of doubt, not the Class A-1 Warrants issued to Noble International Investments, Inc.).

“Class B Preferred Warrant Merger Consideration” has the meaning ascribed thereto in the Termination Agreement.

“Class B Warrant” means any of the Class B Warrants to purchase Common Stock.

“Classified Contracts” means those certain agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the United States Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

“Closing” has the meaning assigned to such term in Section 1.2.

“Closing Cash” means the cash and cash equivalents of the Company and its Subsidiaries as of the Effective Time (including restricted cash in accordance with Section 6.20), determined in accordance with GAAP and adjusted (i) to remove the effects, if any, of payments made by Parent or Merger Sub to the Company or its Subsidiaries in connection with the Merger or any payments made by the Company as consideration to the holders of its securities in connection with the Merger, (ii) to deduct any premiums, penalties, costs, fees or losses that would be incurred if any and all cash equivalents (including commercial paper, certificates of deposit and other bank deposits, restricted cash and treasury bills) were immediately liquidated for unrestricted cash on deposit in a checking account with a commercial bank at the Effective Time and (iii) for any amounts required to be deducted pursuant to Sections 6.22 and 6.23 hereof.

“Closing Date” has the meaning assigned to such term in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the shares of Common Stock outstanding at the Effective Time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning assigned to such term in the Preamble.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation; or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Debt” means, as of the open of business on the Closing Date and as determined in accordance with GAAP, (a) all indebtedness of the Company or its Subsidiaries for borrowed money or in respect of loans or advances (including the SVB Letter of Credit and the SVB Loan Agreement); (b) the debt component of any capitalized leases; (c) any obligations evidenced by bonds, debentures, notes or other similar instruments; (d) any obligations to pay the deferred purchase price of property or services, except current trade accounts payable and other current liabilities arising in the ordinary course of business; (e) all accrued but unpaid interest, indemnities, premiums, penalties (prepayment or otherwise), costs, fees and other obligations related to any of the foregoing, calculated as if the foregoing were paid in full on the Effective Date; (f) the dollar amount of all commitments by which the Company or its Subsidiaries assures a creditor against loss (including contingent repurchase obligations and contingent reimbursement obligations with respect to bankers acceptances and letters of credit (whether or not drawn, called or matured)); and (g) all guarantees (or arrangements having the economic effect of a guarantee, including obligations of the Company or its Subsidiaries with respect to corporate credit cards) by the Company or its Subsidiaries in connection with the foregoing.  Notwithstanding the foregoing, Company Debt shall not include (i) the amount of restricted cash that secures the Company’s obligations under the SVB Letter of Credit or (ii) the amount of any settlement incurred by the Company to settle any Stockholder Litigation by the Company prior to the Closing with Parent’s prior written consent in accordance with Section 6.14.

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 4.

“Company Employees” means the active employees of the Company and its Subsidiaries.

“Company Financial Advisor” has the meaning assigned to such term in Section 4.21.

“Company Insurance Policies” has the meaning assigned to such term in Section 4.24.

“Company Intellectual Property Rights” means the Registered Intellectual Property Rights together with any other Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or planned to be conducted.

“Company IP Claim” has the meaning assigned to such term in Section 4.18(d).

“Company Plans” has the meaning assigned to such term in Section 4.13(a).

“Company Reports” has the meaning assigned to such term in Section 4.5(a).

“Company Restricted Shares” has the meaning assigned to such term in Section 4.2(b).

“Company SARs” means the stock appreciation right warrants granted by the Company Board on February 15, 2011 to each of Peter LaMontagne, Richard Sawchak, Anthony Verna, Diane Moberg, Robert Boakai, Michelle Roenick and Yihong Sun.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Company Stock-Based Securities” has the meaning assigned to such term in Section 4.2(b).

“Company Stock Option” has the meaning assigned to such term in Section 3.4(a).

“Company Stock Option Plans” has the meaning assigned to such term in Section 3.4(a).

“Company Stockholder Approval” has the meaning assigned to such term in Section 4.4(d).

“Company Transaction Expenses” means all obligations, liabilities, fees and expenses of or incurred by the Company, on its behalf or on behalf of any Subsidiary or Affiliate of the Company or holder of Shares, in respect of (a) legal, accounting, investment banking services and other professional services in connection with the transactions contemplated by this Agreement through and including the Closing Date, including the Hale Expenses (as defined in the Termination Agreement) and (b) obligations to or under Contracts (including any offer letters, employment or consulting agreements) with or for the benefit of officers, directors, employees or independent contractors triggered in whole or in part by this Agreement or the transactions contemplated hereby (including any 280G payments or change of control obligations of the Company or any of its Subsidiaries, and including any severance obligations of the Company or any of its Subsidiaries, whether in the form of cash payments or the provision of benefits in-kind, incurred in connection with terminating the employment or services of any employees or other persons and applicable income and employment Taxes associated with such severance obligations).

“Company Warrant” means a warrant to purchase Common Stock (excluding any Company SARs) outstanding as of the Effective Time.

“Company 401(k) Plan” has the meaning assigned to such term in Section 3.4(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 8, 2011, by and between CACI International Inc and the Company, as the same may be amended from time to time.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, bond, mortgage, indenture, deed of trust, option, warranty, purchase order, license, sublicense, franchise, Permit, concession, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (including all modifications and amendments thereto).

“Copyrights” means all worldwide copyrights, copyrightable works, rights in databases, data collections, moral rights, mask works, copyright registrations and applications therefor and corresponding rights in published and unpublished works of authorship.

“Dissenting Shares” has the meaning assigned to such term in Section 3.5.

“Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

“Effective Time” has the meaning assigned to such term in Section 1.1(a).

“Environmental Law” means any applicable federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned to such term in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 3.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 3.2(a).

“Export Control Laws” has the meaning assigned to such term in Section 4.20(l).

“Fairness Advisor” has the meaning assigned to such term in Section 4.22.

“Final Merger Consideration Certificate” has the meaning assigned to such term in Section 3.1(d).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Bid” means any quotation, bid or proposal which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services.

“Government Contracts” means any active or inactive prime contract, subcontract, Government Task Order, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, Government Bid, change order or other commitment or funding vehicle between a Person and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“Indemnified Persons” has the meaning assigned to such term in Section 6.13(a).

“Intellectual Property Rights” means all rights in, associated with, or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights; (d) Trademarks; (e) Computer Software; (f) Domain Names; (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; (h) all rights therein provided by bilateral or international treaties or conventions; and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Information Statement” has the meaning assigned to such term in Section 4.4(c).

“IRS” means the United States Internal Revenue Service (or any successor agency).

“Key Employee” means Robert Boakai, Peter LaMontagne, Diane Moberg and Anthony Verna.

“knowledge” means: (a) with respect to the Company, the actual knowledge of each of Peter LaMontagne, President and CEO; Richard Sawchak, SVP & CFO; Diane Moberg, VP, CyberSecurity & Intelligence; Anthony Verna, Mission Critical Infrastructure; and Robert Boakai, VP, Enterprise Solutions; and (b) with respect to Parent and Merger Sub, the actual knowledge of each of the chief executive officer and chief financial officer of Parent.

 “laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, tariffs, determinations, Orders applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Leased Real Property” has the meaning assigned to such term in Section 4.15.

“Leases” has the meaning assigned to such term in Section 4.15.

“Letter of Transmittal” has the meaning assigned to such term in Section 3.2(b).

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that the Company or any its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise, and any Company Intellectual Property Rights owned by the Company that a third party has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Liens” means claims, encumbrances, mortgages, security interests, equities, options, rights of first refusal, or charges of any nature whatsoever.

“Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, in each case to the extent such change, circumstance, fact, event or effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, in each case to the extent such change, circumstance, fact, event or effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally, (iii) changes in GAAP or applicable law, (iv) the execution or announcement of, or the pendency of any investigation by any Governmental Entity with respect to, this Agreement, the Merger and the other transactions contemplated by this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) the failure of the Company to be awarded any Contract in response to any bid, (vii) earthquakes, hurricanes, floods, or other natural disasters, in each case to the extent such earthquake, hurricane, flood, or other natural disaster does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the U.S. government information technology services industry generally, (viii) any Stockholder Litigation, (ix) any action taken by the Company or any of its Subsidiaries at the written request or with the written consent of any of Parent, Merger Sub or any of their Subsidiaries, or (x) any decline in the market price or trading volume of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties); provided that the underlying cause of any such decline or failure referred to in this clause ”(x)” shall be taken into account in determining whether there is a “Material Adverse Effect.”

“Material Contract” has the meaning assigned to such term in Section 4.17(a).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Consent” has the meaning assigned to such term in Section 6.6(a).

“Merger Consideration” shall mean the Common Merger Consideration or the Preferred Share Merger Consideration, as applicable.

“Merger Consideration Certificate” has the meaning assigned to such term in Section 3.1(d).

“Merger Sub” has the meaning assigned to such term in the Preamble.

“New Plans” has the meaning assigned to such term in Section 6.11(a).

“NRS” has the meaning assigned to such term in Section 1.1.

“Order” means any charge, temporary restraining order or other writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, award or settlement, whether civil, criminal or administrative, of any Governmental Entity.

“Other Company Warrant” means any Company Warrant other than a Class A/B Warrant.

“Outside Date” has the meaning assigned to such term in Section 8.1(b)(i).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Patents” means United States, international and foreign patents and patent applications, together with all provisionals, reissues, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, identified invention disclosures, mask works and integrated circuit topographies), or any other applications or patents claiming benefit of the filing date of any such application or patent or, registrations, applications for registrations and any term extension or other action by a Governmental Entity which provides rights beyond the original expiration date of any of the foregoing and all equivalents thereof.

“Permits” has the meaning assigned to such term in Section 4.10.

“Permitted Liens” means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Preferred Holders” has the meaning assigned to such term in the Preamble.

“Preferred Share Merger Consideration” shall have the meaning set forth in the Termination Agreement.

“Preferred Shares” means the shares of Preferred Stock outstanding at the Effective Time.

“Preferred Stock” means the Series A-1 Senior Preferred Stock, par value $0.01 per share, of the Company.

“Preferred Warrant Merger Consideration” shall have the meaning set forth in the Termination Agreement.

“Preliminary Merger Consideration Certificate” has the meaning assigned to such term in Section 3.1(d).

“Registered Intellectual Property Rights” means any Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other public legal authority, including any of the following:  (i) issued Patents and Patent applications; (ii) Trademark registrations, renewals and applications; (iii) Copyright registrations and applications; and (iv) Domain Name registrations.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 9.6.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers or other agents or representatives.

“Required Statutory Approvals” means, collectively, (a) any filings and approvals required under applicable domestic antitrust or competition laws or regulations and, if applicable, the expiration or termination of any applicable waiting periods under any antitrust or competition laws or regulations, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities” means, collectively, the Shares, the Company Warrants, the Company SARs, the Company Restricted Shares, the Company Stock Options and the Senior Notes.

“Securities Act” has the meaning assigned to such term in the introduction to Article 4.

“Senior Note Merger Consideration” shall have the meaning set forth in the Termination Agreement.

“Senior Notes” means the Company’s Senior Secured Subordinated Notes that are outstanding as of the Effective Time.

“Shares” means, collectively, the Common Shares and the Preferred Shares.

“Significant Stockholders” has the meaning assigned to such term in the Preamble.

“Specified Employees” means those employees set forth on Section 7.2(f) of the Company Disclosure Schedules.

“Stockholder Litigation” means any Action brought against the Company, asserted against the Company or threatened to be brought against the Company, in each instance, by or on behalf of any holder or holders of the Shares arising out of or relating to the Merger in their capacity as such.

“Subsidiary” means, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Support Agreement” has the meaning assigned to such term in the Recitals.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1(b).

“SVB Letter of Credit” means that certain Irrevocable Standby Letter of Credit no. SVBSF006331 issued by Silicon Valley Bank on behalf of Paradigm Solutions Corporation for the benefit of Zurich American Insurance Company and Fidelity and Deposit Company of Maryland on May 27, 2010, which letter of credit secures a performance bond issued in favor of a federal agency.

“SVB Loan Agreement” means that certain loan and security agreement dated March 13, 2007 among Silicon Valley Bank, Paradigm Holdings, Inc., and Paradigm Solutions Corporation, and as amended by the First Loan Modification Agreement dated August 11, 2008, Second Loan Modification Agreement dated March 18, 2009, Third Loan Modification Agreement dated May 4, 2009, Fourth Loan Modification Agreement dated July 2, 2009, Fifth Loan Modification Agreement dated June 11, 2010, and Sixth Loan Modification Agreement dated May 16, 2011.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Agreement” has the meaning assigned to such term in the Recitals.

“Termination Fee” means a fee equal to $1,537,500.

“Trademarks” means all trademarks, service marks, designs, logos, slogans, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin and intangibles of like nature (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world, together with all goodwill associated therewith.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, show how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how, and customer lists and information.

“Transaction Committee” means the special committee of the Company Board comprised entirely of independent directors.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar legal requirement under state or local law.